Exhibit 99.1

Press Release

Ikanos Communications Announces Commencement of Rights Offering to Stockholders

FREMONT, Calif., Dec. 1, 2014 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the connected home, today announced that the Registration Statement on Form S-1 for its previously announced rights offering (the Rights Offering) was declared effective by the Securities and Exchange Commission (the SEC). The Rights Offering will be effected through a distribution to stockholders of record at 5:00 p.m., Eastern Time, on September 26, 2014 (the Record Date), of one non-transferrable subscription right for each whole share of common stock owned on the Record Date. Each subscription right will entitle the holder to purchase 1.459707 shares of the company’s common stock (the Basic Subscription Right), at a subscription price of $0.41 per share (the Subscription Price). Fractional shares will not be issued upon the exercise of subscription rights. Fractional shares of common stock resulting from the exercise of subscription rights will be eliminated by rounding down to the nearest whole share. The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern time, on January 12, 2015 (the Expiration Date). Ikanos may, in its sole discretion, extend the Rights Offering for additional periods, and may cancel the Rights Offering at any time or for any reason prior to the Expiration Date. Once made, all exercises of subscription rights are irrevocable.

As previously announced, on September 29, 2014, a group of investors affiliated with Tallwood Venture Capital (the Tallwood Group), our largest investor, and Alcatel-Lucent Participations purchased from us in a private placement an aggregate of 39,634,144 shares of common stock at a per share purchase price equal to the Subscription Price, resulting in gross proceeds to us of approximately $16.25 million (the Private Placement).

If a stockholder of record on the Record Date exercises its Basic Subscription Rights in full, and other stockholders do not fully exercise their Basic Subscription Rights, the exercising stockholder will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed shares at the Subscription Price, subject to proration (the Over-Subscription Privilege). The Rights Offering has been structured so that each stockholder on the Record Date will, subject to the Over-Subscription Privilege and if it exercises its Basic Subscription Rights in full, maintain its relative percentage ownership of our company as compared to the pre-Private Placement ownership of the Tallwood Group.

For purposes of eligibility for the Over-Subscription Privilege, the shares purchased by the Tallwood Group in the Private Placement will be credited to the Tallwood Group. The Tallwood Group has indicated it intends to purchase an additional $11.25 million, or 27,439,023 shares, of our common stock pursuant to exercise of its Basic Subscription Rights. If it does so, the Tallwood Group will be eligible for the Over-Subscription Privilege.

Ikanos intends to use the net proceeds from the Rights Offering for working capital and general corporate purposes.

As soon as practicable, Ikanos intends to mail to stockholders of record on the Record Date a prospectus and related documents for use in exercising subscription rights. Questions with respect to the Rights Offering may be directed to the information agent, D.F. King & Co., Inc., a division of American Stock Transfer & Trust Company, LLC, at (800) 478-5044.

The rights offering will be made only by means of a prospectus filed with the Securities and Exchange Commission (“SEC”) as part of the registration statement related to the rights offering, which registration statement was declared effective by the SEC on November 26, 2014. This press release and the foregoing description shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the connected home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2014 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos and the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, inSIGHT, Neos, Ikanos Velocity, and Ikanos NodeScale are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Some of the statements included in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. These forward-looking statements may be identified by the words “expect,” “intend,” “plan,” “believe,” “anticipate,” “estimate,” and similar expressions, and include statements regarding the anticipated rights offering and the structure thereof, the anticipated use of proceeds from the rights offering and any additional investment by the Tallwood Group.

Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following: stockholder participation in the rights offering; and our ability to successfully complete the rights offering. For a more detailed discussion of how these and other risks and uncertainties could cause our actual results to differ materially from those indicated in our forward-looking statements, see our reports filed with SEC (available at www.sec.gov), including our Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014.

Investor Relations Contact:

Todd Kehrli

MKR Group Inc.

323-468-2300

ikan@mkr-group.com

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